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                                                                    EXHIBIT 4.13



                          FIRST SUPPLEMENTAL INDENTURE


               First Supplemental Indenture, dated as of October 23, 1997, by and among IXC Communications, Inc., a Delaware corporation (the "Company"), each of the Guarantors listed on the signature page hereto and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), under the Indenture dated as of October 5, 1995, as amended by Amendment No. 1 to Indenture and Subsidiary Guaranty dated as of June 4, 1996 among the Company, the Guarantors listed on the signature pages thereto (the "Guarantors"), and the Trustee (as amended, the "Indenture") pursuant to which the Company's 12 1/2% Senior Notes due 2005 (the "Senior Notes") were issued. Capitalized terms used herein, but otherwise not defined herein, shall have the meanings given to such terms in the Indenture.

               WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve an amendment to the Indenture, in accordance with subparagraph (d) of Section 9.01 of the Indenture, in order to add IXC International, Inc. ("IXC International" or the "New Guarantor ") as a Guarantor pursuant to the requirements of the Indenture; and

               WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture as provided herein without the consent of any Holder to make any change that would provide additional rights or benefits to the Holders of the Senior Notes or that does not adversely affect the legal rights thereunder of any Holder of the Senior Note; and

               WHEREAS, all acts and proceedings required by law, the Indenture and the charter documents of the Company necessary to constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes herein set forth, in accordance with its terms, have been done and taken; and the execution and delivery of this First Supplemental Indenture by the Company and each of the Guarantors have been in all respects duly authorized; and

               WHEREAS, the Company has furnished the Trustee with (i) an Officers' Certificate and an Opinion of Counsel stating that the conditions precedent to the execution by the Trustee of this First Supplemental Indenture have been satisfied, (ii) resolutions of the Company, each of the Guarantors and IXC International, authorizing the execution of the First Supplemental Indenture, and (iii) a request of the Company.

               NOW, THEREFORE, each party hereto, for the equal and proportionate benefit of the other parties hereto and the Holders, are executing and delivering this First Supplemental Indenture.



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        Section 1. Guarantee by IXC International.

               For value received, IXC International agrees to become a party to the Indenture as a Guarantor under and pursuant to the provisions of the Indenture and hereby agrees to be bound by the terms and conditions set forth in the New Subsidiary Guarantee set forth in Exhibit A attached hereto.

        Section 2. Miscellaneous.

                a. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Senior Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

                b. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

                c. Ratification of Indenture. As amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and, as so supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

                d. Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

                e. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

                f. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                g. Headings. The Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

                h. Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Senior Notes, express or implied, shall give to any Person, other than




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the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Senior Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Senior Notes.

                i. Successors. All agreements of the Company and in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

                j. The Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee. The Trustee shall not be responsible in any manner whatsoever for the recitals of fact herein, all of which are made by the Company and the Guarantors.

                k. Governing Law. The internal law of the State of New York shall govern and be used to construe this First Supplemental Indenture without regard to principals of conflict of laws thereof.

                l. Events of Default. To the extent provisions of the Indenture have been deleted by this First Supplemental Indenture, the Company is hereby relieved of its obligations under such provisions and such provisions shall not hereafter give rise to a Default or an Event of Default. To the extent provisions of the Indenture have been amended by this First Supplemental Indenture, a Default or an Event of Default may arise hereafter under such provisions only as amended.

                m. The Effective Date. This First Supplemental Indenture shall become a legally effective and binding instrument upon the execution and delivery hereof by all parties hereto.

                n. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same agreement.













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        IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be executed by their respective officers, thereunto duly authorized and attested, all as of the day and year first above written.


                                      "Company"

Attest:                               IXC COMMUNICATIONS, INC.,


By:     /s/ Jeffrey C. Smith          By:     /s/ James F. Guthrie
Name:   Jeffrey C. Smith              Name:   James F. Guthrie
      -------------------------------       ------------------------------------
Title:  Senior Vice President,        Title:  Executive Vice President and Chief
        General Counsel and Secretary         Financial Officer

                                      "Guarantors"
                                      ATLANTIC STATES MICROWAVE
                                         TRANSMISSION COMPANY
                                      CENTRAL STATES MICROWAVE
                                         TRANSMISSION COMPANY
                                      TELCOM ENGINEERING, INC.
                                      TOWER COMMUNICATION SYSTEMS CORP.
                                      WEST TEXAS MICROWAVE COMPANY
                                      WESTERN STATES MICROWAVE
                                         TRANSMISSION COMPANY
                                      RIO GRANDE TRANSMISSION, INC.
                                      IXC CARRIER, INC.
                                      IXC LONG DISTANCE, INC.
                                      LINK NET INTERNATIONAL, INC.
Attest:                               IXC INTERNATIONAL, INC.



By:     /s/ Jeffrey C. Smith          By:     /s/ James F. Guthrie
      -------------------------------       ------------------------------------
Name:   Jeffrey C. Smith              Name:   James F. Guthrie
Title:  Senior Vice President,        Title:  Executive Vice President and Chief
        General Counsel and Secretary         Financial Officer






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                                      "Trustee"


Attest:                               IBJ SCHRODER BANK & TRUST
                                      COMPANY


By:     /s/ Barbara McCluskey         By:     /s/ Terence Rawlins
      -------------------------------       ------------------------------------
Name:   Barbara McCluskey             Name:   Terence Rawlins
Title:  Assistant Secretary           Title:  Assistance Vice President

























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                                    EXHIBIT A
                            NEW SUBSIDIARY GUARANTEE


               The New Guarantor (which term includes any successors or assigns under the Indenture), agrees to irrevocably and unconditionally guaranteed on an unsecured basis (i) the due and punctual payment of the principal of, and premium and Liquidated Damages, if any, and interest on the Senior Notes, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of, and premium if any, and (to the extent permitted by law) interest, and Liquidated Damages on any interest, if any, on the Senior Notes, and the due and punctual performance of all other obligations of the Company, to the Holders or the Trustee all in accordance with the terms set forth in the Indenture, (ii) in case of any extension of time of payment or renewal of any Senior Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this New Subsidiary Guarantee.

               The obligations of the New Guarantor to the Holders and to the Trustee pursuant to this New Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

               No stockholder, officer, director, or incorporator, as such, past, present or future of the New Guarantor shall have any liability under this New Subsidiary Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

               This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the each New Guarantor and its successors and assigns until full and final payment of all of the Company's obligations under the Senior Notes and Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collectibility.

               Any term or provision of this Guarantee to the contrary notwithstanding, the aggregate amount of the Obligations guaranteed hereunder shall be reduced to the extent necessary to prevent this Guarantee from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

               The Obligations of the New Guarantor under the New Subsidiary Guarantee pursuant to Article 11 of the Indenture shall be senior to the Indebtedness of the New Guarantor on the same basis as the Senior Notes are senior to the Indebtedness of the Company. For purposes of the foregoing sentence, (a) the New Guarantor may make, and the Trustee and the Holders of the Notes have the right to receive and/or retain, payments by the New Guarantor only at such times as they may receive and/or retain payments in respect of the Senior Notes pursuant to the Indenture, including Article 11 thereof, and (b) the rights and obligations of the relevant parties relative to the New Subsidiary Guarantee and the New Guarantor's Indebtedness shall be the same as their respective rights and obligations relative to the Senior Notes of the Company pursuant to Article 11 of the Indenture.




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               THE TERMS OF ARTICLE 11 OF THE INDENTURE ARE INCORPORATED
HEREIN BY REFERENCE.

               Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.



























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